Exhibit 99.1

                            TRANSNET REPORTS PROFITS
                          IN FISCAL 2007 FIRST QUARTER


/FOR IMMEDIATE RELEASE/                                  CONTACT: Steven J. Wilk
                                                                  (908) 253-0500

BRANCHBURG, NEW JERSEY -November 14, 2006 - TRANSNET CORPORATION (OTCBB: TRNT), a leading IPC and IT sales and service provider, today reported revenue of $8,371,322 and earnings of $7,730, or $0.00 per share, for the first quarter of fiscal 2007, ended September 30, 2006. This compares to $11,081,859 in revenue and $78,481, or $0.02 per share, in earnings for the same period last year.

Steven J Wilk, President said "We are pleased to have returned to profitability in the September quarter. This return to profitability was achieved despite the effects of the previously reported slowdown in business with the State of New Jersey, local municipalities and schools, which was largely responsible for the quarter's reduction in revenue. During the September 2006 quarter, we increased our gross profit margin on hardware sales to 13% from 10% in the previous quarter. Due to the slowdown and the resulting decrease in engineering utilization time, however, our gross profit margins for services decreased to 28% for the quarter ending September 30, 2006, compared with 31% for the quarter ending September 30, 2005. We are confident that our gross margins will increase as we increase our engineering utilization rates.

"During the quarter, we continued to enhance our commercial sales efforts in New Jersey and eastern Pennsylvania. We are confident that our new sales office in Philadelphia will help us generate more than $3,000,000 in additional revenue by the end of the fiscal year. Eastern Pennsylvania is rich with commercial businesses and institutions of higher learning. We believe these two areas will contribute to our growth and success in the future.

"We are pleased to report that we have "open quotes" in place to existing and prospective clients for approximately $11,000,000 products and services, and we are confident in our ability to secure these awards and believe that a significant amount of these new quotes will result in additional revenue and profits for TransNet in 2007. In addition, once awarded, many of these open quotes will provide a multi-year revenue stream of both products and services."

ABOUT TRANSNET
TransNet Corporation is a leading IPC and IT sales and support provider for corporate and educational clients. TransNet provides sophisticated solutions, including system design and integration, help-desk support services and end-user training. Its clients include Fortune 100 organizations, primarily in the pharmaceutical, oil and gas, finance and communications industries, as well as educational and governmental institutions.


"SAFE HARBOR" STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: THE STATEMENTS CONTAINED IN THIS PRESS RELEASE THAT ARE FORWARD-LOOKING STATEMENTS ARE BASED ON CURRENT MANAGEMENT EXPECTATIONS THAT INVOLVE RISK AND UNCERTAINTIES. POTENTIAL RISKS AND UNCERTAINTIES INCLUDE, WITHOUT LIMITATION:
THE  IMPACT  OF  ECONOMIC   CONDITIONS   GENERALLY   AND  IN  THE  INDUSTRY  FOR
MICROCOMPUTER PRODUCTS AND SERVICES; DEPENDENCE ON KEY VENDORS; CONTINUED COMPETITIVE AND PRICING PRESSURES IN THE INDUSTRY; PRODUCT SUPPLY SHORTAGES; OPEN-SOURCING OF PRODUCTS OF VENDORS; RAPID PRODUCT IMPROVEMENT AND TECHNOLOGICAL CHANGE, SHORT PRODUCT LIFE CYCLES AND RESULTING OBSOLESCENCE RISKS; LEGAL PROCEEDINGS; CAPITAL AND FINANCING AVAILABILITY; AND OTHER RISKS SET FORTH IN THE COMPANY'S FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION.


                                (table attached)

                       TRANSNET CORPORATION AND SUBSIDIARY
                      CONSOLIDATED STATEMENT OF OPERATIONS
                                   (unaudited)


                                                                 Three Months Ended September 30,
                                                                      2006                2005
                                                                ---------------------------------

Revenues                                                        $   8,371,322      $  11,081,859
Earnings                                                                7,730             78,481
Basic Net Income Per Common Share                                        0.00               0.02
Diluted Net Income Per Common Share                                      0.00               0.02
Weighted Average Common Shares Outstanding: Basic                   4,823,304          4,823,304
Weighted Average Common Shares Outstanding: Diluted                 4,913,328          4,936,033


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